Exhibit 99.1

March 9, 2006

Tetra Tech’s Board Elects Al Smith Chairman

Pasadena, California.  Tetra Tech, Inc. (NASDAQ:  TTEK) announced today that Li-San Hwang has retired as Chairman of the Board of Directors, and has been succeeded by Al Smith.  According to the transition plan announced in November, Dr. Hwang has assumed the position of Chairman Emeritus for life, and the Board has unanimously elected Al Smith to serve as Tetra Tech’s new Chairman.  Mr. Smith joined the Board in May 2005 and has served as Vice Chairman since August 2005.

Dan Batrack, Tetra Tech’s CEO, said, “This step completes the management transition that Tetra Tech announced in November.  The management team welcomes Al Smith as Tetra Tech’s new Chairman, and wishes Dr. Hwang much happiness in his retirement.”

Tetra Tech’s Board of Directors now has six members and includes four outside Directors.

About Tetra Tech (www.tetratech.com)

Tetra Tech is a leading provider of consulting, engineering and technical services.  With over 7,500 associates located in the United States and internationally, the Company supports commercial and government clients in the areas of resource management and infrastructure.  Tetra Tech’s services include research and development, applied science and technology, engineering design, program management, construction management, and operations and maintenance.

CONTACT: Mike Bieber, (626) 351-4664

Any statements made in this release that are not based on historical fact are forward-looking statements.  Any forward-looking statements made in this release represent management’s best judgment as to what may occur in the future.  However, Tetra Tech’s actual outcome and results are not guaranteed and are subject to certain risks, uncertainties and assumptions (“Future Factors”), and may differ materially from what is expressed.  For a description of Future Factors that could cause actual results to differ materially from such forward-looking statements, see the discussion under the section “Risk Factors” included in the Company’s Form 10-K and 10-Q filings with the Securities and Exchange Commission.